MIDDLESEX WATER COMPANY ANNOUNCES
SECOND QUARTER 2019 FINANCIAL RESULTS

ISELIN, N.J., (July 31, 2019) -- Middlesex Water Company (the “Company” or “Middlesex”), (Nasdaq:MSEX), a provider of water, wastewater and related services primarily in New Jersey and Delaware, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter Operating Results

Consolidated net income for the second quarter 2019 decreased $0.5 million to $8.1 million as compared to the same period in 2018. Diluted earnings per share for the quarter ended June 30, 2019 were $0.49, as compared to $0.52 for the same period in 2018.

Operating revenues decreased by $1.5 million to $33.4 million with unfavorable weather patterns in the mid-Atlantic region reducing water demand across all classes of regulated customers. We continued to add new customers in our Delaware systems at an annualized pace of 4.3%, which helped to offset some of the consumption demand decline. Revenues also declined in our non-regulated operations. As previously disclosed in our public filings, we changed the structure of the wastewater component of our new 10-year contract (effective January 1, 2019) to operate the City of Perth Amboy, New Jersey’s (Perth Amboy) water and wastewater systems. This change also resulted in a like amount decrease in operating expenses for the quarter. On an annual basis, this amounts to $5.6 million in lower revenue and lower expense.

Operations and maintenance expenses were $16.8 million, which is slightly below the expenses for the same period in 2018. The lower expenses attributable to the Perth Amboy contract change helped to offset higher labor related costs. Middlesex continues to add personnel to meet increasing regulatory requirements and customer growth in a competitive job market.

Income Tax expense decreased $1.2 million from the same period in 2018, primarily due to the regulatory accounting treatment of tangible property regulations related expense deductions, which was approved in Middlesex’s 2018 base rate case decision and lower-pre-tax income.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “While unfavorable weather impacted customer water demands in the second quarter, we have experienced more typical conditions in the third quarter and are optimistic that customer water usage will increase to forecasted levels during our peak summer season. But, given the early revenue pressures and increasing labor costs, we have established 2019 annual earnings expectations at $1.94 - $1.98 per diluted share,” said Doll. “We continue to make investments in numerous water and wastewater infrastructure projects at a robust pace under our Water for Tomorrow® capital program -- all with a focus on improving system reliability and resiliency,” added Doll.

Six Month Operating Results

Consolidated operating revenues for the six months ended June 30, 2019 were $64.0 million, a decrease of $ 2.0 million from the same period in 2018, primarily due to due to unfavorable weather which reduced water demand in our regulated Middlesex and Tidewater Systems. Non-regulated revenues also decreased due to changes in our new Perth Amboy contract. Partially offsetting these decreases were Middlesex’s April 1, 2018 base rate increase and Tidewater customer growth. For the six months ended June 30, 2019, diluted earnings per share were $0.88 as compared to $0.80 for the same period in 2018.

Operation and maintenance expenses for the six months ended June 30, 2019 decreased $1.8 million compared to the same period in 2018 due to reduced expenses related to our new Perth Amboy contract and reduced production costs related to lower customer demand. These lower expenses were partially offset by increased labor costs.

Income Tax expense for the six months ended June 30, 2019 decreased $2.6 million as compared with the same period in 2018, primarily due to the regulatory accounting treatment of tangible property regulations related expense deductions, lower-pre-tax income and a lower Tidewater effective income tax rate resulting from the March 2019 tariff rate reduction.

Quarterly Dividend Declared

As previously announced, the Company’s Board of Directors declared a quarterly cash dividend of $0.24 per share, payable September 3, 2019 to common shareholders as of August 15, 2019. Middlesex has paid cash dividends continually since 1912 and has increased its annual dividend rate for 46 consecutive years. The Company’s 5% Discount, in effect for participants in the Company’s Investment Plan on purchases made by optional cash payment or dividend reinvestment, is nearly fully subscribed and is anticipated to continue until 200,000 shares are purchased at the discounted price or December 30, 2019, whichever occurs first.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers primarily in central and southern New Jersey and Delaware.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, earnings guidance, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are numerous important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors including without limitation, those described under “Forward-Looking Statements” and “Risk Factors” in our annual and quarterly filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

485C Route 1 South

Suite 400

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Operating Revenues	$33,393	$34,919	$64,090	$66,096

Operating Expenses:
Operations and Maintenance	16,781	16,825	32,901	34,659
Depreciation	4,123	3,736	8,170	7,345
Other Taxes	3,539	3,637	7,042	7,021

Total Operating Expenses	24,443	24,198	48,113	49,025

Operating Income	8,950	10,721	15,977	17,071

Other Income (Expense):
Allowance for Funds Used During Construction	643	214	1,158	381
Other Income (Expense), net	(80)	571	(138)	868

Total Other Income, net	563	785	1,020	1,249

Interest Charges	1,788	2,068	2,988	3,206

Income before Income Taxes	7,725	9,438	14,009	15,114

Income Taxes	(421)	763	(687)	1,945

Net Income	8,146	8,675	14,696	13,169

Preferred Stock Dividend Requirements	36	36	72	72

Earnings Applicable to Common Stock	$8,110	$8,639	$14,624	$13,097

Earnings per share of Common Stock:
Basic	$0.49	$0.53	$0.89	$0.80
Diluted	$0.49	$0.52	$0.88	$0.80

Average Number of
Common Shares Outstanding :
Basic	16,519	16,388	16,474	16,371
Diluted	16,675	16,544	16,630	16,527

Cash Dividends Paid per Common Share	$0.2400	$0.2238	$0.4800	$0.4475